Exhibit No. 99.1
News Release

CMC REPORTS FOURTH QUARTER AND FULL YEAR FISCAL 2023 RESULTS

•Fourth quarter net earnings of $184.2 million, or $1.56 per diluted share; annual net earnings of $859.8 million, or $7.25 per diluted share
•Fiscal 2023 core EBITDA of $1.5 billion, down only modestly from the record set in fiscal 2022
•Generated record annual cash flow from operating activities of $1.3 billion and record annual free cash flow of $737.4 million
•Fourth quarter North America segment adjusted EBITDA increased from the prior year period, driven by a solid demand environment, strong margins, and good cost control
•Fourth quarter downstream new project bid volumes in North America continued to grow by a double-digit percentage on a year-over-year basis, signaling a robust construction projects pipeline
•Meaningful progress on strategic growth initiatives: successful Arizona 2 production start-up, record quarterly Tensar earnings contribution, and integration of EDSCO Fasteners

Irving, TX - October 12, 2023 - Commercial Metals Company (NYSE: CMC) today announced financial results for its fiscal fourth quarter ended August 31, 2023. Net earnings were $184.2 million, or $1.56 per diluted share, on net sales of $2.2 billion, compared to prior year period net earnings of $288.6 million, or $2.40 per diluted share, on net sales of $2.4 billion.

For the full year fiscal 2023, CMC reported net earnings of $859.8 million, or $7.25 per diluted share, on net sales of $8.8 billion compared to prior year net earnings of $1,217.3 million, or $9.95 per diluted share, on net sales of $8.9 billion.

During the fourth quarter of fiscal 2023, the Company recorded a net after-tax charge of $15.7 million, primarily related to commissioning efforts at the Arizona 2 micro mill. Excluding this item, fourth quarter adjusted earnings were $199.9 million, or $1.69 per diluted share, compared to adjusted earnings of $294.9 million, or $2.45 per diluted share, in the prior year period. “Adjusted EBITDA,” “core EBITDA,” “adjusted earnings” and “adjusted earnings per diluted share” are non-GAAP financial measures. Details, including a reconciliation of each such non-GAAP financial measure to the most directly comparable measure prepared and presented in accordance with GAAP, can be found in the financial tables that follow.

Peter Matt, President and Chief Executive Officer, said, “Fiscal 2023 marked another exceptional year for CMC with highlights including record employee safety performance, the second-best financial results in our Company’s 108-year history, and the achievement of several strategic growth milestones. These results were made possible by outstanding operational, commercial, and strategic execution by the CMC team. On behalf of our board of directors, employees, and shareholders, I also want to thank Barbara Smith for her outstanding leadership as Chief

(CMC Fourth Quarter Fiscal 2023 - 2)

Executive Officer, which has transformed the Company and built a strong foundation for the future. I look forward to continuing the strong growth trajectory that she established."

Mr. Matt added, “We generated strong core EBITDA in the fourth quarter, with performance benefiting from solid demand and attractive margin conditions within our North American markets supported by our ongoing efforts to reduce controllable costs. These tailwinds were partially offset by a challenging market environment within Europe, where weaker demand and compressed margins meaningfully impacted our results.

“During the fourth quarter, we continued our progress in investing and building for the future. CMC’s Arizona 2 micro mill started operations successfully in June and is making steady progress in ramping up production. Additionally, our Tensar platform achieved record profitability during the quarter, driven by strong customer acceptance of its latest proprietary geogrid solution; and we are making good progress integrating EDSCO Fasteners, a leading provider of anchoring solutions for the electrical transmission market that further expands our presence in the construction reinforcement market. Construction has commenced at our Steel West Virginia project, with key operations and leadership teams now on-site. Altogether, these strategic initiatives meaningfully broaden our exposure to the structural trends powering domestic construction, which we expect will lead to future growth in earnings, cash flow, and shareholder value,” Matt concluded.

The Company's balance sheet and liquidity position remained strong. As of August 31, 2023, cash and cash equivalents totaled $592.3 million, with available liquidity of $1.6 billion. During the quarter, CMC repurchased 352,000 shares of common stock valued at $18.6 million. As of August 31, 2023, $86.7 million remained available under the current share repurchase authorization.

On October 10, 2023, the board of directors declared a quarterly dividend of $0.16 per share of CMC common stock payable to stockholders of record on October 26, 2023. The dividend to be paid on November 9, 2023, marks the 236th consecutive quarterly payment by the Company.

Business Segments - Fiscal Fourth Quarter 2023 Review
Demand for CMC's finished steel products in North America continued to be healthy during the quarter. Downstream new project bid volumes, a significant indicator of the construction project pipeline, improved from a year ago. However, lower new contract awards drove a modest year-over-year reduction in the volume and value of CMC’s downstream backlog. Demand from industrial end markets, which is important for merchant products, was mixed, with certain applications experiencing slower activity compared to past quarters.

Adjusted EBITDA for the North America segment slightly increased to $375.3 million in the fourth quarter of fiscal 2023 from $370.5 million in the prior year period. Financial results for the period mark the eleventh consecutive quarter of year-over-year growth in adjusted EBITDA, excluding the large gain on the sale of real estate

(CMC Fourth Quarter Fiscal 2023 - 3)

recognized in the second quarter of fiscal 2022. The improvement was driven by expanded margins over scrap costs on downstream products, as well as ongoing cost reduction efforts. Controllable costs per ton of finished steel decreased compared to the prior year period, principally driven by lower input costs for key consumables and reduced freight rates which more than offset costs related to the operational start-up of Arizona 2 and a planned outage at CMC’s Steel Alabama merchant bar mill.

North America shipment volumes of finished steel, which include steel products and downstream products, increased 2% year-over-year. The average selling price for steel products decreased $172 per ton compared to the fourth quarter of fiscal 2022, while the cost of scrap utilized declined $49 per ton, resulting in a year-over-year decrease in steel products margin over scrap of $123 per ton. The average selling price for downstream products increased $81 per ton from the prior year period.

Europe end market conditions weakened during the quarter, as Polish construction activity decelerated and industrial production across Central Europe remained muted. Against this backdrop of tepid demand, average selling price decreased $206 per ton from the fourth quarter of the prior year, while scrap costs decreased by $37 per ton, leading to metal margin erosion. The Europe segment reported an adjusted EBITDA loss of $25.7 million for the fourth quarter of fiscal 2023, compared to adjusted EBITDA of $64.1 million in the prior year period. In addition to metal margin compression, the decline in profitability was also impacted by a 9% decrease in shipment volumes compared to the prior year period, which reduced fixed cost leverage. CMC reduced production by approximately 25% compared to the prior year period to align inventory with current demand conditions.

Outlook
Mr. Matt said, "We expect first quarter consolidated financial performance to remain strong by historical standards, but decline from the fourth quarter as a result of seasonally lower shipments, steel product margin compression in North America, and the continuation of challenging market conditions in Europe. During the first quarter, we anticipate that our Europe operations will receive approximately $60 million from two large government rebate programs. The first is an annual CO2 credit estimated at $25 million, up from the $9.5 million received last year. The second is structured as a reimbursement by the Polish government for elevated energy costs incurred during the European energy crisis. Proceeds from this program are expected to be $35 million, and are calculated based on the magnitude of energy cost inflation in calendar year 2023 relative to the prior year baseline. These rebates are expected to drive a sequential improvement in Europe segment adjusted EBITDA.”

Conference Call
CMC invites you to listen to a live broadcast of its fourth quarter fiscal 2023 conference call today, Thursday, October 12, 2023, at 11:00 a.m. ET. Barbara R. Smith, Executive Chairman of the Board; Peter Matt, President and Chief Executive Officer; and Paul Lawrence, Senior Vice President and Chief Financial Officer, will host the call. The call is accessible via our website at www.cmc.com. In the event you are unable to listen to the live

(CMC Fourth Quarter Fiscal 2023 - 4)

broadcast, the call will be archived and available for replay on our website on the next business day. Financial and statistical information presented in the broadcast are located on CMC's website under "Investors."

About CMC
CMC is an innovative solutions provider helping build a stronger, safer, and more sustainable world. Through an extensive manufacturing network principally located in the United States and Central Europe, we offer products and technologies to meet the critical reinforcement needs of the global construction sector. CMC’s solutions support construction across a wide variety of applications, including infrastructure, non-residential, residential, industrial, and energy generation and transmission.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the federal securities laws with respect to general economic conditions, key macro-economic drivers that impact our business, the effects of ongoing trade actions, the effects of continued pressure on the liquidity of our customers, potential synergies and organic growth provided by acquisitions and strategic investments, demand for our products, shipment volumes, metal margins, the ability to operate our steel mills at full capacity, future availability and cost of supplies of raw materials and energy for our operations, share repurchases, legal proceedings, construction activity, international trade, the impact of the Russian invasion of Ukraine, capital expenditures, tax credits, our liquidity and our ability to satisfy future liquidity requirements, estimated contractual obligations, the expected capabilities and benefits of new facilities, the timeline for execution of our growth plan and our expectations or beliefs concerning future events. The statements in this release that are not historical statements, are forward-looking statements. These forward-looking statements can generally be identified by phrases such as we or our management "expects," "anticipates," "believes," "estimates," "future," "intends," "may," "plans to," "ought," "could," "will," "should," "likely," "appears," "projects," "forecasts," "outlook" or other similar words or phrases, as well as by discussions of strategy, plans or intentions.

The Company's forward-looking statements are based on management’s expectations and beliefs as of the time this news release was prepared. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, new information or circumstances or any other changes. Important factors that could cause actual results to differ materially from our expectations include those described in our filings with the Securities and Exchange Commission, including, but not limited to, in Part I, Item 1A, "Risk Factors" of our annual report on Form 10-K for the fiscal year ended August 31, 2022, and Part II, Item 1A, "Risk Factors" of our subsequent quarterly reports on Form 10-Q, as well as the following: changes in economic conditions which affect demand for our products or construction activity generally, and the impact of such changes on the highly cyclical steel industry; rapid and significant changes in the price of metals, potentially impairing our inventory values due to declines in commodity prices or reducing the profitability of our downstream

(CMC Fourth Quarter Fiscal 2023 - 5)

contracts due to rising commodity pricing; excess capacity in our industry, particularly in China, and product availability from competing steel mills and other steel suppliers including import quantities and pricing; the impact of the Russian invasion of Ukraine on the global economy, inflation, energy supplies and raw materials; increased attention to environmental, social and governance ("ESG") matters, including any targets or other ESG or environmental justice initiatives; operating and startup risks, as well as market risks associated with the commissioning of new projects could prevent us from realizing anticipated benefits and could result in a loss of all or a substantial part of our investments; impacts from global public health crises on the economy, demand for our products, global supply chain and on our operations; compliance with and changes in existing and future laws, regulations and other legal requirements and judicial decisions that govern our business, including increased environmental regulations associated with climate change and greenhouse gas emissions; involvement in various environmental matters that may result in fines, penalties or judgments; evolving remediation technology, changing regulations, possible third-party contributions, the inherent uncertainties of the estimation process and other factors that may impact amounts accrued for environmental liabilities; potential limitations in our or our customers' abilities to access credit and non-compliance with their contractual obligations, including payment obligations; activity in repurchasing shares of our common stock under our share repurchase program; financial and non-financial covenants and restrictions on the operation of our business contained in agreements governing our debt; our ability to successfully identify, consummate and integrate acquisitions and realize any or all of the anticipated synergies or other benefits of acquisitions; the effects that acquisitions may have on our financial leverage; risks associated with acquisitions generally, such as the inability to obtain, or delays in obtaining, required approvals under applicable antitrust legislation and other regulatory and third-party consents and approvals; lower than expected future levels of revenues and higher than expected future costs; failure or inability to implement growth strategies in a timely manner; the impact of goodwill or other indefinite-lived intangible asset impairment charges; the impact of long-lived asset impairment charges; currency fluctuations; global factors, such as trade measures, military conflicts and political uncertainties, including changes to current trade regulations, such as Section 232 trade tariffs and quotas, tax legislation and other regulations which might adversely impact our business; availability and pricing of electricity, electrodes and natural gas for mill operations; our ability to hire and retain key executives and other employees;our ability to successfully execute leadership transitions; competition from other materials or from competitors that have a lower cost structure or access to greater financial resources; information technology interruptions and breaches in security; our ability to make necessary capital expenditures; availability and pricing of raw materials and other items over which we exert little influence, including scrap metal, energy and insurance; unexpected equipment failures; losses or limited potential gains due to hedging transactions; litigation claims and settlements, court decisions, regulatory rulings and legal compliance risks; risk of injury or death to employees, customers or other visitors to our operations; and civil unrest, protests and riots.

(CMC Fourth Quarter Fiscal 2023 - 6)

COMMERCIAL METALS COMPANY FINANCIAL & OPERATING STATISTICS (UNAUDITED)
	Three Months Ended					Year Ended
(in thousands, except per ton amounts)	8/31/2023	5/31/2023	2/28/2023	11/30/2022	8/31/2022	8/31/2023	8/31/2022
North America
Net sales	$1,901,653	$1,987,535	$1,640,933	$1,816,899	$1,997,636	$7,347,020	$7,298,632
Adjusted EBITDA	375,312	402,175	299,311	377,956	370,516	1,454,754	1,553,858

External tons shipped
Raw materials	344	409	321	316	359	1,390	1,375
Rebar	542	539	425	461	451	1,967	1,805
Merchant bar and other	216	248	236	243	249	943	1,025
Steel products	758	787	661	704	700	2,910	2,830
Downstream products	391	382	311	382	432	1,466	1,558

Average selling price per ton
Raw materials	$838	$833	$868	$824	$950	$840	$1,073
Steel products	932	979	985	1,020	1,104	978	1,060
Downstream products	1,429	1,452	1,418	1,399	1,348	1,426	1,217

Cost of raw materials per ton	$606	$619	$639	$598	$717	$615	$807
Cost of ferrous scrap utilized per ton	$338	$384	$346	$325	$387	$349	$431

Steel products metal margin per ton	$594	$595	$639	$695	$717	$629	$629

Europe
Net sales	$301,264	$353,294	$355,633	$406,513	$412,264	$1,416,704	$1,621,642
Adjusted EBITDA	(25,719)	9,618	12,949	64,505	64,096	61,353	346,051

External tons shipped
Rebar	151	146	183	204	177	684	622
Merchant bar and other	238	283	253	269	251	1,043	1,097
Steel products	389	429	436	473	428	1,727	1,719

Average selling price per ton
Steel products	$682	$753	$756	$792	$888	$749	$896

Cost of ferrous scrap utilized per ton	$398	$427	$389	$366	$435	$395	$463

Steel products metal margin per ton	$284	$326	$367	$426	$453	$354	$433

(CMC Fourth Quarter Fiscal 2023 - 7)

COMMERCIAL METALS COMPANY BUSINESS SEGMENTS (UNAUDITED)
	Three Months Ended					Year Ended
(in thousands)	8/31/2023	5/31/2023	2/28/2023	11/30/2022	8/31/2022	8/31/2023	8/31/2022
Net sales
North America	$1,901,653	$1,987,535	$1,640,933	$1,816,899	$1,997,636	$7,347,020	$7,298,632
Europe	301,264	353,294	355,633	406,513	412,264	1,416,704	1,621,642
Corporate and Other	6,311	4,160	21,437	3,901	(2,835)	35,809	(6,793)
Total net sales	$2,209,228	$2,344,989	$2,018,003	$2,227,313	$2,407,065	$8,799,533	$8,913,481

Adjusted EBITDA
North America	$375,312	$402,175	$299,311	$377,956	$370,516	$1,454,754	$1,553,858
Europe	(25,719)	9,618	12,949	64,505	64,096	61,353	346,051
Corporate and Other	(38,390)	(37,715)	(15,573)	(39,725)	(32,227)	(131,403)	(154,103)
Total adjusted EBITDA	$311,203	$374,078	$296,687	$402,736	$402,385	$1,384,704	$1,745,806

(CMC Fourth Quarter Fiscal 2023 - 8)

COMMERCIAL METALS COMPANY CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
	Three Months Ended August 31,		Year Ended August 31,
(in thousands, except share and per share data)	2023	2022	2023	2022
Net sales	$2,209,228	$2,407,065	$8,799,533	$8,913,481
Costs and operating expenses (income):
Cost of goods sold	1,784,142	1,899,251	6,987,618	7,057,085
Selling, general and administrative expenses	174,032	153,826	643,535	544,984
Interest expense	8,259	14,230	40,127	50,709
Asset impairments	3,734	453	3,780	4,926
Loss (gain) on sale of assets	1,152	684	2,327	(275,422)
Loss on debt extinguishment	1	—	179	16,052
Net costs and operating expenses	1,971,320	2,068,444	7,677,566	7,398,334
Earnings before income taxes	237,908	338,621	1,121,967	1,515,147
Income taxes	53,742	49,991	262,207	297,885
Net earnings	$184,166	$288,630	$859,760	$1,217,262

Earnings per share:
Basic	$1.58	$2.43	$7.34	$10.09
Diluted	1.56	2.40	7.25	9.95

Cash dividends per share	$0.16	$0.14	$0.64	$0.56
Average basic shares outstanding	116,725,241	118,780,227	117,077,703	120,648,090
Average diluted shares outstanding	118,218,222	120,457,370	118,606,271	122,372,386

(CMC Fourth Quarter Fiscal 2023 - 9)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share and per share data)	August 31, 2023	August 31, 2022
Assets
Current assets:
Cash and cash equivalents	$592,332	$672,596
Accounts receivable (less allowance for doubtful accounts of $4,135 and $4,990)	1,240,217	1,358,907
Inventories	1,035,582	1,169,696
Prepaid and other current assets	276,024	240,269
Total current assets	3,144,155	3,441,468
Property, plant and equipment:
Land	160,067	155,237
Buildings and improvements	1,071,102	799,715
Equipment	3,089,007	2,440,910
Construction in process	213,651	489,031
	4,533,827	3,884,893
Less accumulated depreciation and amortization	(2,124,467)	(1,974,022)
Property, plant and equipment, net	2,409,360	1,910,871
Intangible assets, net	259,161	257,409
Goodwill	385,821	249,009
Other noncurrent assets	440,597	378,270
Total assets	$6,639,094	$6,237,027
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$364,390	$428,055
Accrued expenses and other payables	438,811	540,136
Current maturities of long-term debt and short-term borrowings	40,513	388,796
Total current liabilities	843,714	1,356,987
Deferred income taxes	306,801	250,302
Other noncurrent liabilities	253,181	230,060
Long-term debt	1,114,284	1,113,249
Total liabilities	2,517,980	2,950,598
Stockholders' equity:
Common stock, par value $0.01 per share; authorized 200,000,000 shares; issued 129,060,664 shares; outstanding 116,515,427 and 117,496,053 shares	1,290	1,290
Additional paid-in capital	394,672	382,767
Accumulated other comprehensive loss	(3,778)	(114,451)
Retained earnings	4,097,262	3,312,438
Less treasury stock, 12,545,237 and 11,564,611 shares at cost	(368,573)	(295,847)
Stockholders' equity	4,120,873	3,286,197
Stockholders' equity attributable to non-controlling interests	241	232
Total stockholders' equity	4,121,114	3,286,429
Total liabilities and stockholders' equity	$6,639,094	$6,237,027

(CMC Fourth Quarter Fiscal 2023 - 10)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Year Ended August 31,
(in thousands)	2023	2022
Cash flows from (used by) operating activities:
Net earnings	$859,760	$1,217,262
Adjustments to reconcile net earnings to net cash flows from operating activities:
Depreciation and amortization	218,830	175,024
Stock-based compensation	60,529	46,978
Deferred income taxes and other long-term taxes	51,919	86,175
Write-down of inventory	11,286	464
Asset impairments	3,780	4,926
Net loss (gain) on sales of assets	2,327	(275,422)
Loss on debt extinguishment	179	16,052
Other	4,471	2,089
Settlement of New Markets Tax Credit transaction	(17,659)	—
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	175,102	(257,607)
Inventories	177,024	(255,175)
Accounts payable, accrued expenses and other payables	(174,120)	3,899
Other operating assets and liabilities	(29,325)	(64,356)
Net cash flows from operating activities	1,344,103	700,309
Cash flows from (used by) investing activities:
Capital expenditures	(606,665)	(449,988)
Acquisitions, net of cash acquired	(234,717)	(552,449)
Proceeds from government grants related to property, plant and equipment	5,000	—
Proceeds from insurance	2,456	3,081
Proceeds from the sale of property, plant and equipment and other	1,006	315,148
Other	(2,307)	(507)
Net cash flows used by investing activities	(835,227)	(684,715)
Cash flows from (used by) financing activities:
Proceeds from issuance of long-term debt, net	—	743,391
Repayments of long-term debt	(389,756)	(328,594)
Debt issuance costs	(1,800)	(3,064)
Debt extinguishment costs	(97)	(13,642)
Proceeds from accounts receivable facilities	330,061	440,236
Repayments under accounts receivable facilities	(349,015)	(433,936)
Treasury stock acquired	(101,406)	(161,880)
Tax withholdings related to share settlements, net of purchase plans	(12,539)	(9,457)
Dividends	(74,936)	(67,749)
Contribution from non-controlling interest	9	—
Net cash flows from (used by) financing activities	(599,479)	165,305
Effect of exchange rate changes on cash	7,077	(2,785)
Increase (decrease) in cash, restricted cash, and cash equivalents	(83,526)	178,114
Cash, restricted cash and cash equivalents at beginning of period	679,243	501,129
Cash, restricted cash and cash equivalents at end of period	$595,717	$679,243

Supplemental information:
Cash paid for income taxes	$199,883	$229,316
Cash paid for interest	64,431	47,329

Noncash activities:
Liabilities related to additions of property, plant and equipment	$31,379	$55,648

Cash and cash equivalents	$592,332	$672,596
Restricted cash	3,385	6,647
Total cash, restricted cash and cash equivalents	$595,717	$679,243

(CMC Fourth Quarter Fiscal 2023 - 11)

COMMERCIAL METALS COMPANY
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

This press release contains financial measures not derived in accordance with U.S. generally accepted accounting principles ("GAAP"). Reconciliations to the most comparable GAAP measure are provided below.

Adjusted EBITDA, core EBITDA and adjusted earnings are non-GAAP financial measures. Adjusted earnings per diluted share is defined as adjusted earnings on a diluted per share basis.

Non-GAAP financial measures should be viewed in addition to, and not as alternatives for, the most directly comparable measures derived in accordance with GAAP and may not be comparable to similar measures presented by other companies. However, we believe that the non-GAAP financial measures provide relevant and useful information to management, investors, analysts, creditors and other interested parties in our industry as they allow: (i) comparison of our earnings to those of our competitors; (ii) a supplemental measure of our underlying business operational performance; and (iii) the assessment of period-to-period performance trends. Management uses non-GAAP financial measures to evaluate financial performance and set target benchmarks for annual and long-term cash incentive performance plans.

A reconciliation of net earnings to adjusted EBITDA and core EBITDA is provided below:

	Three Months Ended					Year Ended
(in thousands)	8/31/2023	5/31/2023	2/28/2023	11/30/2022	8/31/2022	8/31/2023	8/31/2022
Net earnings	$184,166	$233,971	$179,849	$261,774	$288,630	$859,760	$1,217,262
Interest expense	8,259	8,878	9,945	13,045	14,230	40,127	50,709
Income taxes	53,742	76,099	55,641	76,725	49,991	262,207	297,885
Depreciation and amortization	61,302	55,129	51,216	51,183	49,081	218,830	175,024
Asset impairments	3,734	1	36	9	453	3,780	4,926
Adjusted EBITDA	311,203	374,078	296,687	402,736	402,385	1,384,704	1,745,806
Non-cash equity compensation	16,529	10,376	16,949	16,675	9,122	60,529	46,978
Mill operational commissioning costs(1)	12,297	7,264	6,811	5,574	—	31,946	—
Settlement of New Markets Tax Credit transaction	—	—	(17,659)	—	—	(17,659)	—
Acquisition and integration related costs and other	—	—	—	—	1,008	—	8,651
Purchase accounting effect on inventory	—	—	—	—	6,506	—	8,675
Gain on sale of assets	—	—	—	—	—	—	(273,315)
Loss on debt extinguishment	—	—	—	—	—	—	16,052
Core EBITDA	$340,029	$391,718	$302,788	$424,985	$419,021	$1,459,520	$1,552,847
__________________________________
(1) Net of depreciation.

(CMC Fourth Quarter Fiscal 2023 - 12)

A reconciliation of net earnings to adjusted earnings is provided below:

	Three Months Ended					Year Ended
(in thousands, except per share data)	8/31/2023	5/31/2023	2/28/2023	11/30/2022	8/31/2022	8/31/2023	8/31/2022
Net earnings	$184,166	$233,971	$179,849	$261,774	$288,630	$859,760	$1,217,262
Asset impairments	3,734	1	36	9	453	3,780	4,926
Mill operational commissioning costs	16,131	7,287	6,825	5,584	—	35,827	—
Settlement of New Markets Tax Credit transaction	—	—	(17,659)	—	—	(17,659)	—
Acquisition and integration related costs and other	—	—	—	—	1,008	—	8,651
Purchase accounting effect on inventory	—	—	—	—	6,506	—	8,675
Gain on sale of assets	—	—	—	—	—	—	(273,315)
Loss on debt extinguishment	—	—	—	—	—	—	16,052
Total adjustments (pre-tax)	$19,865	$7,288	$(10,798)	$5,593	$7,967	$21,948	$(235,011)

Tax items
International restructuring	—	—	—	—	—	—	(36,237)
Related tax effects on adjustments	(4,172)	(1,530)	2,268	(1,175)	(1,673)	(4,609)	55,859
Total tax items	(4,172)	(1,530)	2,268	(1,175)	(1,673)	(4,609)	19,622
Adjusted earnings	$199,859	$239,729	$171,319	$266,192	$294,924	$877,099	$1,001,873
Net earnings per diluted share	$1.56	$1.98	$1.51	$2.20	$2.40	$7.25	$9.95
Adjusted earnings per diluted share	$1.69	$2.02	$1.44	$2.24	$2.45	$7.40	$8.19

Media Contact:
Susan Gerber
(214) 689-4300